Exhibit 4.28

Certain information marked as [xxxxxxxx] has been excluded from the Agreement because it is both not material and is the type that the registrant treats as private or confidential

康迪科技集团有限公司

与

Qiaoling Liang

Jessie Hu

Kevin Ma

Northwest Global Holdings Limited

Next Elite Group Limited

Peach Circle LLC

及Rawrr Inc.

关于

Rawrr Inc公司

股权转让协议

Share Transfer Agreement

Of

Rawrr Inc.

by and between

Certain Shareholders of Rawrr Inc.,

Rawrr Inc.

And

KANDI TECHNOLOGIES GROUP, INC.

目 录

Table of Contents

第一章	定义与释义	2

Chapter I Definition and Explanation		2

第一条	定义与释义	2
Article 1 Definition and Explanation		2
第二章	转让股权	4

Chapter II Transfer Share		4

第二条	股权的转让	4
Article 2 Transfer of Share		4
第三条	转让价款的计算、支付与股权交割	4
Article 3 Calculation and Payment of Transfer Price and Share Delivery		4
第四条	支付转让价款的先决条件	5
Article 4 Prerequisite to Payment of Transfer Price		5
第五条	税收和费用	5
Article 5 Taxes and Expenses		5
第三章	各方的陈述和保证	5

Chapter III Representations and Warranties by the Parties		5

第六条	各方的陈述和保证	5
Article 6 Representations and Warranties Made by the Parties		5

第四章	出让方及Rawrr的陈述和保证	6

Chapter IV Representations and Warranties Made by Transferors and RAWRR		6

第七条	出让方及Rawrr的一般陈述和保证	6
Article 7 General Presentations and Warranties Made by Transferors and RAWRR		6
第八条	出让方及Rawrr的特别陈述和保证	7
Article 8 Special Presentations and Warranties Made by Transferors and RAWRR		7

第五章	受让方的陈述和保证	10

Chapter V Representations and Warranties Made by Transferee		10

第九条	受让方的陈述和保证	10
Article 9 Representations and Warranties Made by Transferee		10

i

第六章	职工	11

Chapter VI Employemces		11

第十条	职工	11
Article 10 Employees		11

第七章	保密	11

Chapter VII Confidentiality		11

第十一条	保密	11
Article 11 Confidentiality		11

第八章	违约	12

Chapter VIII Default		12

第十二条	违反陈述或保证的责任	12
Article 12 Liability for Breach of Presentations and Guaranties		12
第十三条	违约责任	12
Article 13 Liability for Breach of Agreement		12

第九章	不可抗力	13

Chapter IX Force Majeure		13

第十四条	不可抗力	13
Article 14 Force Majeure		13

第十章	争议的解决	13

Chapter X Resolution of Disputes		13

第十五条	仲裁	13
Article 15 Arbitration		13

第十一章	适用法律	14

Chapter XI Applicable Laws		14

第十六条	适用法律	14
Article 16 Applicable Laws		14

ii

第十二章	其他规定	14

Chapter XII Miscellaneous		14

第十七条	放弃	14
Article 17 Waiver		14
第十八条	转让	14
Articmle 18 Transfer		14
第十九条	修改	14
Article 19 Amendment		14
第二十条	可分性	14
Article 20 Severabillity		14
第二十一条	语言	15
Article 21 Languages		15
第二十二条	效力	15
Article 22 Validity		15
第二十三条	通知	15
Article 23 Notice		15
第二十四条	全部协议	15
Article 24 Agreement as a Whole		15

iii

本股权转让协议（以下简称“本协议”）由下列各方于2025年12月5日在中国浙江省金华市浙江康迪科技集团有限公司签署。

This Share Transfer Agreement (this “Agreement”) is entered into by and between the following the parties on December 5, 2025, at Zhejiang Kandi Technologies Group Co., Ltd., Jinhua City, Zhejiang Province, People’s Republic of China.

甲方：康迪科技集团有限公司（以下简称“受让方”），

Party A: KANDI TECHNOLOGIES GROUP, INC. (hereinafter referred to as “The Transferee”)

乙方：	Qiaoling Liang

Jessie Hu

Kevin Ma

Northwest Global Holdings Limited

Next Elite Group Limited

Peach Circle LLC

（以下简称“出让方”）

Party B:	Qiaoling Liang

Jessie Hu

Kevin Ma

Northwest Global Holdings Limited

Next Elite Group Limited

Peach Circle LLC

(hereinafter referred to as “the Transferors”)

丙方：	Rawrr Inc.（以下简称“Rawrr”）
Party C:	Rawrr Inc. (hereinafter referred to as “Rawrr”)

出让方、受让方及Rawrr以下合称“协议方”。

The transferors, the transferee and Rawrr shall be collectively referred to as “the Parties”.

鉴于：

Rawrr系一家依照美国California州法律成立并合法存续的有限责任公司，公司位于美国洛杉矶，致力于在美国设计、制造和销售高性能的越野电动摩托车系列，现有产品包括螳螂X、螳螂X Pro、Mini R/R17等。产品主要通过公司与合格工厂的战略合作伙伴关系进行生产，并拥有庞大的销售网络。公司的Rawrr品牌在美国已有相当的影响力。根据2025年8月6日由KINGKEE出具的《关于RAWRR INC100%股权价值评估报告》， 截止 2025年6月30日其估值为2390万美元。

附：《关于RAWRR INC100%股权价值评估报告》

Rawrr is a corporation duly organized and validly existing under the laws of the State of California, United States. Headquartered in Los Angeles, USA. The company is committed to designing, manufacturing, and marketing a range of high-performance off-road electric motorcycles in the United States. Its current product lineup includes the Mantis X, Mantis X Pro, Mini R/R17, and other models. Its products are manufactured primarily through strategic partnerships with qualified factories, and it maintains an extensive sales network. Rawrr has established considerable brand influence in the United States. The company’s valuation as of June 30, 2025 is USD 23.9 million pursuant to the “VALUATION REPORT CONSIDERING THE FAIR VALUE OF 100% EQUITY VALUE OF RAWRR INC. ” issued on August 6, 2025 by KINGKEE.

Enclosure: VALUATION REPORT CONSIDERING THE FAIR VALUE OF 100% EQUITY VALUE OF RAWRR INC.

（1）出让方拥有Rawrr全部（100%）的股权。出让方可以充分行使其作为Rawrr股东的所有权利，并有意按本协议所约定的条件和条款，向受让方转让其所持有的Rawrr全部（100%）的股权；

The transferors collectively have 100% equity interest in Rawrr. The transferors may fully exercise all of its rights as shareholders of Rawrr, and intend to transfer to the Transferee all (100%) of its equity interest in Rawrr pursuant to the conditions and terms under this Agreement.

（2）受让方愿意按本协议所约定的条件和条款，受让出让方所持有的Rawrr全部（100%）的股权。

Subject to conditions and terms of this Agreement, the transferee is willing to acquire the transferors’ full (100%) of shares in Rawrr by the transferors.

为此，本着平等互利的原则，各协议方经过友好协商，同意根相关法律法规，达成如下协议，以兹遵守：

For this end, on the principles of the equality and mutual benefits and through friendly negotiation, pursuant to related laws and regulations, the Parties agree as follows:

第一章 定义与释义

Chapter I Definitions and Explanations

第一条 定义与释义

Article 1 Definitions and Explanations

1.1 在本协议中，除非文义另有所指，下列简称应具有以下含义：

The following terms have following meanings in this Agreement, unless the context indicates otherwise:

“索赔”指所有的索赔诉讼、要求、判决责任、损害赔偿金额、费用和开支（包括律师费、诉讼费等）。

“Claims” refers to all of litigation claims, demand, responsibility for judgement, damages, fee and expense(including lawyer fee and litigation fee, among others).

“签署日”指本协议的签署日期。

“Execution Date” refers the signing date of this Agreement.

“妨碍”指抵押、转让、留置、质押、所有权保留、以及设置收购权、担保权益、期权和优先购买权，以及其他限制和条件，包括：

“Encumbrances” refers to mortgage, transfer, lien, pledge, retention and establishment of acquisition right, equity guarantee, option, preemption right and other limitations and conditions, including:

（a）给予或保留的影响转让股权的任何权利或权力；或

any rights and power granted or reserved may have effect on share transfer; or

（b）以信托转让、留置、质押、授权或其他形式影响转让股权的权利或权力；或

any rights affecting the right or power to transfer share in the form of trust transfer, lien, pledge and authorization and others.

（c）以担保形式保证履行债务。

ensuring to discharge debts in the form of guarantee.

“实质性不利变化”指（1）Rawrr受到政府部门的调查或处罚；（2）Rawrr进入任何诉讼、仲裁或其他任何司法程序；（3）任何对Rawrr的财务、业务、资产、负债、运营或未来前景产生重大不利影响的变化。

“Materially Adverse Changes” refers to (1) RAWRR under government’s investigation or penalty; (2) RAWRR getting into litigation, arbitration or any other judicial procedures; (3) any changes that have materially adverse effects on financials, business, assets, liabilities, operation and prospects of RAWRR.

“美元”指美国的法定货币。

“USD” shall mean the legal currency of the U.S.A.

“第三方”指本协议三方以外的任何自然人、法人、其他组织或实体。

“The Third Party” refers to any natural person, legal person and other organization or entity other than the parties to this Agreement.

“参考定价日” 指2025年9月24日。

“Reference Pricing Date” refers to September 24, 2025.

“工作日”是指美国法定工作日。

“Business Days” shall mean the legal business days in the United States.

“交割日”是指Rawrr根据法律完成股东变更，并将受让方变更登记为其唯一股东之日。

“Closing Date” refers to the date on which RAWRR completed its shareholder alternation procedures under applicable laws and registered the Transferee as its sole shareholder.

“受让方退市事件” 指受让方的普通股不再于任何主要交易市场挂牌交易且于12个月内未能恢复其挂牌交易地位。

“Transferee Delisting Event” means that the ordinary shares of the transferee cease to be listed for trading on any major stock exchange, and fail to resume their listed trading status within twelve (12) months after the delisting.

“主要交易市场” 指纳斯达克资本市场（Nasdaq Capital Market）、纳斯达克全球市场（the Nasdaq Global Market）、纳斯达克全球精选市场（the Nasdaq Global Select Market）或纽约证券交易所美国市场（the NYSE American）、及纽约证券交易所（the New York Stock Exchange）。

“Major Trading Markets” refers to the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American (of the New York Stock Exchange), and the New York Stock Exchange (NYSE).

本协议各条款的标题仅为方便阅读而设，在任何情况下均不得被解释为本协议之组成部分，或限制对其所指示之条款的解释。

Captions inserted for various clauses in this Agreement for easy convenience of reference only and shall not be deemed to be a part of this Agreement or to restrict its explanation for the clause it refers to.

1.1       对本协议的提及, 应解释为包括可能经修订、变更或更新之后的有关协议。

Any reference to this Agreement shall be interpreted to include any potential amended, changed or updated agreements.

第二章 转让股权

Chapter II Transfer Share

第二条 股权的转让

Article 2 Transfer of Share

2.1 按照本协议所约定的条件和条款，出让方同意向受让方转让，受让方同意自出让方受让Rawrr全部（100％）的股权及其所有相关权利和义务，包括但不限于一般性的股东权利、一切接受红利及接受或认购红利股或增发新股的权利，但不包含任何因在交割日前发生事件所引发的索赔或妨碍，前述权益须不受任何留置权、负担或抵押的影响。

Subject to the conditions and terms of this Agreement, the transferors hereby agree to transfer and the transferee agrees to acquire all (100%) of the transferors’ the equity interest in RAWRR and all its relevant rights and obligations, including but not limited to general shareholder’s right and any right to receive dividend, receive or subscribe dividend stock or to newly issue additional stock, but excluding any claim or encumbrance occurred prior to the date of Closing for any reason, and the aforementioned rights shall be held free and clear of any liens, encumbrances or mortgages.

2.2 若发生受让方退市事件，出让方有权（而非义务）以市场公允价格向受让方回购Rawrr全部（100％）的股权。出让方必须在受让方退市事件发生的45日内，向受让方发出购买通知，该等通知中应包含回购Rawrr全部股权的主要条款（包括但不限于购买对价等）。

In the event of the Transferee’s delisting, the Transferor shall have the right (but not the obligation) to repurchase 100% of the equity interest in Rawrr from the Transferee at a fair market value. The Transferor shall, within 45 days from the occurrence of the Transferee’s delisting event, issue a purchase notice to the Transferee, which shall include the principal terms for the repurchase of 100% of the equity interest in Rawrr (including but not limited to the purchase consideration, etc.).

第三条 转让价款的计算、支付与股权交割

Article 3 Calculation and Payment of Transfer Price and Delivery of Transferred Share

3.1根据KINGKEE《关于RAWRR INC100%股权价值评估报告》，截止 2025年6月30日其估值为2390万美元。

Pursuant to the VALUATION REPORT CONSIDERING THE FAIR VALUE OF 100% OF THE EQUITY INTERESTS OF RAWRR issued by KINGKEE, as of June 30, 2025, the valuation of the equity interest stands at USD 23.9 million.

经出让方和受让方协商后一致同意按评估价2390万美元计算，转让价格为2390万美元，（以下简称“转让价款”），该转让价款由KNDI向出让方发行价值2390万美元的普通股股票（以下简称“股票对价”，定义见下文）。出让方及受让方同意，按附录一中所载，向各出让方或其指定的人员（合称为“股票接受方”，单独一方称为“每一股票接受方”）交付相应的部分股票对价。根据本协议的约定，各股票接收方有权按上图表所列的股票价值总额和数量总额，按照本协议相关约定获得相应的股票，以及处分该等股票的权利。在受让方按附录一所载发行相应股票对价发给股票接受方时，受让方就转让价款的支付视作完成。

After negotiation and mutual agreement between the transferors and the transferee, the transfer price shall be calculated at the appraised value of USD 23.9 million, resulting a transfer price of USD 23.9 million (hereinafter referred to as the “Transfer Price”). This Transfer Price shall be settled by KNDI issuing ordinary shares valued at USD 23.9 million to the transferors, collectively (hereinafter referred to as the “Equity Consideration”, as defined below). The Transferors and the Transferee agree that, in accordance with Appendix I, the respective portions of the Equity Consideration shall be delivered to each Transferor or its designated person (collectively referred to as the “Equity Recipients”, and each individual party shall be referred to as an “Equity Recipient”). Pursuant to this Agreement, each Equity Recipient shall be entitled to obtain the corresponding equity in accordance with the total equity value and total quantity set out in the above table as well as the relevant provisions of this Agreement, and shall have the right to dispose of such equity. When the Transferee issues and delivers the corresponding Equity Consideration to the Equity Recipients in accordance with the Appendix I, the Transferee shall be deemed to have completed the payment of the Transfer Price.

可发行给出让方的股票数量总额1770万股(以下简称“股票总数”)= 2390万美元÷参考定价日之前十个交易日KNDI股票收盘价的平均值1.35美元。

The total number of shares issuable to the transferor is 17,700,000 (hereinafter referred to as the “Total Shares”), which is calculated as follows: USD 23.9 million divided by the average closing price of the Ordinary Shares of KNDI (USD 1.35) over the ten trading days prior to the Reference Pricing Date.

3.2转让价款的支付：

Payment of the Transfer Price:

签署日后的十（10）个工作日内，转让方应协助受让方根据法律完成股东变更和其他权益移交手续；完成股东变更和其他权益移交手续后三十（30）个工作日内，受让方应按上述3.1款要求，支付转让价款的100%，共计2390万美元股票对价即1770万股。

Within ten (10) working days after the execution date, the Transferor shall assist the Transferee in completing the shareholder change registration and other rights and interests transfer procedures as required by law; within thirty (30) working days after the completion of the shareholder change registration and other rights and interests transfer procedures, the Transferee shall pay 100% of the transfer price, amounting to USD 23.9 Million representing the stock consideration of 17.7 million shares, in accordance with the requirements of Article 3.1 above.

3.3自出让方收到转让款之后五（5）个工作日内，出让方应向受让方或其指定的代表，移交或促使相关人士移交有关Rawrr或由Rawrr所有的一切资料、材料及信息，包括但不限于Rawrr的公章、财务章、协议专用章、账户资料、财务凭证、账簿（包括但不限于将Rawrr在银行预留的个人印鉴变更为受让方指定人士的个人印鉴）、批文、证照、许可、客户资料、协议、员工资料、技术资料等，并应采取一切必要的措施确保受让方能完全控制Rawrr的全部资产和经营活动。

The transferors shall hand over to the transferee or the transferee’s designated person all the materials, document or information relating to RAWRR INC, within 5 business days after the transferors received payment of the transfer price, including but not limited to RAWRR INC’s name stamp, financial stamp, contract stamp, account details, financial certificates, books(including but not limited to RAWRR personal seal reserved at bank to be personal seal of the person specified by the transferee), endorsements, licenses, permits, customer data, agreements, employee’s information, technology data, among others and take all the necessary measures to ensure the transferee fully control all of RAWRR INC’s assets and production and management activities.

第四条 支付转让价款的先决条件

Article 4 Prerequisite to Paying the Transfer Price

受让方向出让方支付转让价款的先决条件是：根据《关于RAWRR INC100%股权价值评估报告》相关数据，Rawrr没有发生或者经受任何实质性不利变化。

The prerequisite to paying the transfer Price is: Based on the data in VALUATION REPORT CONSIDERING THE FAIR VALUE OF 100% EQUITY VALUE OF RAWRR INC., there is not any materially adverse change happened to or undergone by Rawrr.

第五条 税收和费用

Article 5 Taxes and Expenses

5.1除本协议另有约定外，各协议方应各自承担己方就磋商、签署或完成本协议和本协议所预期或相关的一切事宜所产生或有关的费用、收费及支出。

The parties shall respectively bear its own fee, charge and expense arising from negotiating, executing and fulfilling this Agreement and anticipated or relevant matters relating to this Agreement.

5.2因签署和履行本协议而发生的法定税费，各协议方应按照有关法律各自承担，相互之间不存在任何代付、代扣及代缴义务。

The parties shall be respectively responsible for payment of legal taxes, imposed on each party in accordance with applicable laws, caused by executing and performing this Agreement. There is no obligation to pay or withhold tax for each other.

第三章 各协议方的陈述和保证

Chapter III Representations and Warranties of the Parties

第六条 各协议方的陈述和保证

Article 6 Representations and Warranties of the Parties

6.1出让方和受让方在此确认，本协议自签署日起，即成为对各协议方均有法律约束力的文件。

6.1 The transferors and the transferee hereby confirm that this Agreement becomes binding on the parties upon the date of signing this Agreement.

6.2签署本协议时，出让方和受让方声明在签署日以前向对方或其顾问（包括但不限于律师、审计师、评估师、财务顾问等）提供的一切陈述和资料仍然真实、准确、完整、有效，与本协议不符的，应以本协议为准。

The transferors and the transferee state that all the representations and documents provided to the other party or its consultant (including but not limited to its lawyer, auditor, appraiser, financial consultant, and others) prior to the signing date are still true, accurate, complete and valid, if any discrepancy against this Agreement, this Agreement shall prevail.

6.3出让方和受让方同意，各协议方之间在本协议订立之前签署的有关本次股权转让的任何协议或其他文件，在本协议生效后均自动失效。

The transferors and the transferee agree that any agreement or document, previously executed among the parties, relating to the Share Transfer shall become invalid automatically upon this Agreement comes into force.

6.4自交割日后，转让股权中原先由出让方享有或承担的一切权利和义务，全部转由受让方享有或承担。

All the rights and obligations originally entitled to and burdened by the transferors shall be entitled to or burdened by the transferee after the closing date.

6.5 各协议方将共同努力，互相配合，以完成与本次股权转让有关的一切手续，包括但不限于变更登记、备案等工作，由此产生的手续费、申请费，应由Rawrr承担。

The parties to this Agreement shall make joint efforts and cooperate to complete all the procedures related with the transfer, including but not limited to alternation registration, endorsement and others, any processing fee and application fee arising from which shall be borne by RAWRR INC.

第四章 出让方及Rawrr的陈述和保证

Chapter IV Representations and Warranties of the Transferors and RAWRR INC

第七条 出让方及Rawrr的一般陈述和保证

Article 7 General Representations and Warranties of the Transferors and RAWRR INC

7.1截至交割日，出让方及Rawrr在本协议中所作的各项陈述和保证以及按本协议约定提交给受让方的所有文件及资料均是真实、准确和完整的。

As of the closing date, various representations and warranties made by the transferors and RAWRR in this Agreement and all the document and material submitted to the transferee as agreed shall be true, accurate and complete.

7.2不存在任何针对出让方或Rawrr的，正在进行或即将进行的，将影响本协议签署或履行的诉讼、仲裁、其他司法程序或行政程序。

There is not and there will not be any lawsuit, arbitration, or any other proceedings against the transferors or RAWRR that may affect execution and fulfillment of this Agreement.

7.3出让方及Rawrr拥有签署本协议并且履行其全部义务的完全民事行为能力。出让方及Rawrr签署本协议和履行其全部义务，均不会与任何法律、法规、规定、政府机构的授权或批准、约束出让方的协议等相抵触或违反，也不会构成对上述规定的不履行、不完全履行或履行不能。

The transferors and RAWRR have full civil capacity of executing and fully fulfilling this Agreement. The transferors’ and RAWRR’s execution and full fulfillment of this Agreement shall not contradict any laws, regulations, rules, and authorization and approval by government body, or any agreement binding on the transferors, and shall not result in failing to perform or fully perform or improperly perform above rules and regulations.

7.4出让方是转让股权的合法所有人，拥有全部的授权和权利，能将转让股权转让给受让方。

The transferors are legal owner of the transferred share and has all such authorization and rights enabling it to transfer the share to the transferee.

7.5截至交割日，转让股权上不存在任何形式的索赔或妨碍（包括但不限于任何形式的期权、收购权、担保权或任何其他形式的第三方权益）。

As of the closing date, there is not any claim or encumbrance in any form (including but not limited to any form of option, acquisition right, right of guarantee or any other forms of third party equity) against the share transfer.

第八条 出让方及Rawrr的特别陈述和保证

Article 8 Special Representations and Warranties of the Transferors and RAWRR

8.1 Rawrr是根据美国法律注册成立的企业法人，合法存续并且根据美国法律合规经营。

RAWRR is an enterprise as a legal person registered, established, validly existing and operating lawfully under the laws of the U.S.A.

截至本协议签署之日，公司的资本结构详见附录二，该附录二包含截至本协议签署之日，出让方持有及登记在册的普通股数量。所有已发行股本均经正式授权、全额缴足且不可追缴，并符合所有适用的联邦及州证券法律规定。

As of the date of this Agreement, the capital structure of the Company shall be as set forth in Appendix II, which includes the number of ordinary shares held by the Transferor and registered under its name as of the date of this Agreement. All issued share capital has been duly authorized, fully paid and non-assessable, and complies with all applicable federal and state securities laws.

8.2 Rawrr从未受到任何（已发生或有可能发生的）调查、诉讼、争议、索赔或者其他程序，也没有受过行政处罚。此外，在签署日前，出让方已向受让方完整披露了Rawrr的所有信息。

RAWRR has never been (has happened or probably will be happened) investigated, prosecuted, disputed, claimed or under other preceding, and has not got administrative penalty. Moreover, the transferors had fully disclosed all the information to the transferee about RAWRR prior to the signing date.

8.3所有应由Rawrr支付给政府部门的税款、费用、收费、罚款均已经全部支付完毕。截至签署日，Rawrr没有拖欠任何税款、费用、收费、罚款，并且也不拖欠政府部门要求的为弥补产品缺陷或纠正不当行为而应支付的任何成本和或费用。

All the taxes, expenses, charges and penalties that request to be paid to government by RAWRR have been fully paid off. As of the signing date, there is no default on any tax, expense, charge and penalty, and any cost and /or expense arising from making up product defects or rectifying wrongful acts requested by government.

8.4 Rawrr已经取得了经营所必需之一切批准、许可、同意，也已办理完成必需的登记备案，并严格按照美国相关法律进行经营。

RAWRR has got all the necessary approvals, permits and consents to conduct its operation and business, and has completed all the necessary registrations. It conducts its operation and business according to related US laws.

8.5 Rawrr的经营、业务均完全符合所有相关法律法规的规定。如果Rawrr因发生于签署日之前的任何事项而遭受任何行政处罚，出让方应就Rawrr因此而遭受的一切损失，全额赔偿受让方。

Production, operation and business of RAWRR is fully subject to related laws and regulations. If RAWRR subject to administrative penalty caused by any matter happened prior to the signing date, the transferors shall fully compensate the transferee for all the loss suffered by RAWRR INC.

8.6自签署日起，受让方有权派相关财务人员进驻Rawrr；自签署日至交割日，Rawrr的一切财务支出须经受让方派驻的财务人员同意方可进行。

From the signing date, the transferee has right to assign its financial person move into RAWRR INC; From the signing date till the closing date, all of RAWRR INC’s expenses shall not be handled until got approval from the assigned financial person by the transferee.

8.7在交割日前，Rawrr承诺将，且出让方将促使Rawrr，保持正常运营，并保证其运营、业务不会产生或遭受任何实质性不利变化。

Prior to the Closing Date, Rawrr shall commit to, and the Transferor shall procure that Rawrr maintain its normal operations and ensure that no material adverse change shall occur in or be suffered by its operations and business.

8.8截至交割日，Rawrr没有对任何公司或其他企业法人进行任何投资。

As of the Closing Date, Rawrr had not invested on any company or any other enterprise as a legal person.

8.9在签署日前，Rawrr已经完整披露了所有由Rawrr承担的债务的全部信息。截至交割日，该等信息仍然真实、准确、完整。

Prior to the Closing Date, Rawrr had fully disclosed all information about debts borne by Rawrr. As of the Closing Date, such information is still true, accurate and complete.

8.10在交割日前，Rawrr已全部缴清了美国法律所要求缴纳的税款。

Prior to the Closing Date, Rawrr had paid off all the taxes subject to applicable laws of the United States.

8.11截至交割日，Rawrr所拥有的一切知识产权（包括但不限于专利、商标、专有技术等）均完全符合相关法律法规、标准和行业规范，不存在侵犯他人知识产权的情况。

As of the Closing Date, all the intellectual property (including but not limited to patent, trademark and expertise and others) owned by Rawrr are full in conformity with related laws and regulations, standards and industrial norms, there is no infringe on intellectual property of others.

8.12 出让方有关股票对价注册豁免的陈述与保证

Representations and Warranties by the Transferor Regarding Exemption from Registration of Equity Consideration

a)	出让方（及其指定的股票接收方），在本协议签署日及接受相应股票对价时为，美国证券交易委员会（“SEC”）根据《1933年证券法》（“《证券法》”）颁布的D条例（“《D条例》”）第506条中规定的 “合格投资者”（“accredited investor”。

The Transferors (and its designated equity recipient(s)) shall, as of execution date of this Agreement and at the time of accepting the corresponding equity consideration, be an “qualified investor” as defined in Rule 506 of Regulation D (“Regulation D”) promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”).

b)	出让方（及其指定的股票接收方）仅为自身账户获取相应股票对价，且不存在公开出售、分销或转售的意图 （根据《证券法》注册或豁免的销售行为除外）。出让方系在其正常业务过程中依据本协议获得相关股票对价。出让方目前未与任何人士直接或间接达成任何协议或谅解，以分销任何股份对价。

The Transferors (and its designated stock recipient(s)) shall acquire the corresponding equity consideration solely for their own accounts, with no intent to publicly sell, distribute or resell it (other than sales conducted pursuant to a registration statement under the Securities Act or an exemption therefrom). The Transferors shall acquire the relevant equity consideration pursuant to this Agreement in course of its ordinary business. The Transferor has not, as of the date hereof, entered into any agreement or understanding, directly or indirectly, with any person for the distribution of any equity consideration.

c)	出让方理解，本次股份对价的发放，依赖于美国联邦及州证券法中对股票登记要求的特定豁免，且受让方部分依赖于出让方在此所作陈述、保证、协议、确认及谅解的真实性、准确性及其遵守情况，以确定该等豁免条款的适用性及出让方获取股份对价的资格。

The Transferors understand that the issuance of the equity consideration hereunder relies on specific exemptions from stock registration requirements under the U.S. federal and state securities laws, and that the Transferee shall rely, in part, on the truthfulness, accuracy and performance of the representations, warranties, agreements, confirmations and understandings made by the Transferors herein to determine the applicability of such exemption provisions and the Transferors’ eligibility to acquire the equity consideration.

d)	出让方理解：(i) 股份对价未曾且未根据《证券法》进行注册，且出让方不得出售、转移或要约出售相应股票对价，除非：(A) 股票对价后续依据该法案完成注册，或 (B) 出让方获取并向受让方提供律师意见书， 该意见书形式须为受让方合理接受，且明确说明拟出售、转让或转移的股份可依据注册豁免条款进行交易；且(ii) 受让方及任何其他人士均无义务依据《1933年法案》或任何州证券法对股份进行注册，亦无义务遵守该法案项下任何豁免条款的条件。

The Transferors understand that: (i) the equity consideration has not been, and will not be, registered under the Securities Act, and the Transferors shall not sell, transfer or offer to sell the corresponding equity consideration unless: (A) the equity consideration is subsequently registered under such Act, or (B) the Transferors obtain and provide to the Transferee a legal opinion, which shall be in a form reasonably acceptable to the Transferee and clearly states that the shares proposed to be sold, transferred or assigned may be traded pursuant to an exemption from registration; and (ii) neither the Transferee nor any other person shall have any obligation to register the shares under the Securities Act of 1933 or any state securities law, nor to comply with the conditions of any exemption thereunder.

e)	限制性声明。出让方理解，除非且直到股份对价依《证券法》被注册，股份对价将载有限制性声明，其内容应实质上与下列限制一致（且股票对价上可被设置禁止转让的止转令）：

Restrictive Legend. The Transferors understand that, unless and until the equity consideration is registered under the Securities Act, the equity consideration shall bear a restrictive legend substantially consistent with the following (and a stop-transfer order prohibiting the transfer of the equity consideration may be placed thereon):

本股票证书所代表的股份受 2025 年12月5日《股权转让协议》（以下简称 “《转让协议》”）制约，且未根据经修订的1933 年《证券法》（以下简称 “《证券法》”）、任何州或其他司法管辖区的证券法予以登记。该等证券不得发售、出售、质押或以其他方式转让，除非：(1) 依据《证券法》规定的登记豁免；或 (2) 依据《证券法》项下有效的登记报告；且在上述任一情形下，均须符合所有适用的州证券法及其他司法管辖区的证券法；此外，对于符合登记豁免的交易，还须在公司收到符合规定的法律意见书（确认该交易无需根据《证券法》及该等其他适用法律进行登记）的前提下，方可进行转让。

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE GOVEREND BY THAT CERTAIN SHARE TRANSFER AGREEMENT DATED ON DECEMBER 5, 2025 (THE “TRANSFER AGREEMENT”) AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

8.13 如果出让方和/或Rawrr违反了上述任一陈述和保证，或出让方和/或Rawrr未能完成本协议所规定的任何先决条件，受让方有权要求出让方承担责任并赔偿受让方遭受的一切直接和间接损失。

If the Transferors and/or Rawrr breaches any of the foregoing representations and warranties, or if the Transferors and/or Rawrr fails to fulfill any of the preconditions specified in this Agreement, the Transferee shall be entitled to indemnification of the liability and all the direct and indirect losses incurred thereby.

8.14出让方同意与受让方签订《竞业禁止协议》；保证出让方的主要管理人员、技术人员同意与受让方签订《竞业禁止协议》；规定未经受让方的事先书面同意，不得直接或间接，经营与受让方及其客户或供应商相同或类似行业，或者与受让方在任何方面有竞争的其他行业，或者持有上述实体的任何股权，除非该经营或持有股权是通过受让方。

The transferors agree to sign a Non-Compete Agreement with the transferee; ensuring that key managerial and technical staff of the transferors agree to sign Non-Compete Agreement with the transferee; the transferors may not directly or indirectly engage in any industry same or similar to the transferee’s , or any industry competing with the transferee in any field, or hold share in above entity without prior consent of the transferee, unless such business or share is held through the transferee.

第五章 受让方的陈述和保证

Chapter V Representations and Warranties of the Transferee

第九条 受让方的陈述和保证

Article 9 Representations and Warranties of the Transferee

9.1受让方是根据英属维尔京群岛注册成立的企业法人，合法存续并且根据英属维尔京群岛律合规经营。

The transferee is an enterprise as a legal person registered and established and validly existing and operating lawfully under the laws of the British Virgin Islands.

9.2受让方签署本协议和履行其全部义务，均不会与任何法律、法规、规定、政府机构的授权或批准、或以受让方为一方或其受约束的任何协议相抵触或违反，也不会构成对上述规定的不履行或不完全履行或不能履行。

The execution of this Agreement and the fulfillment of its obligations under this Agreement shall not be in contradiction with or breach any laws, regulations, rules, as well as authorization and approval by government body or any agreement binding on the transferee, and shall not result in failure to perform or fully perform or improperly perform above rules and regulations.

9.3不存在诉讼、仲裁或其他司法或行政程序等严重影响受让方签署本协议或履行本协议义务的情况。

There is not any action, arbitration, or any other proceedings that may significantly affect the transferee to execute and fulfil this Agreement.

9.4 受让方有关股票对价注册豁免的陈述与保证

Representations and warranties of the transferee regarding exemption from registration of the equity consideration

a)	受让方及其任何子公司或关联公司，以及任何代表其行事的人士，均未就股份对价进行（在《D条例》定义下的）任何形式的普遍招揽或普遍广告。

The Transferee and any of its subsidiaries or affiliated companies, as well as any person acting on its behalf have not conducted any form of general solicitation or advertising (as defined in Regulation D) in respect of the equity consideration.

b)	针对在《D条例》定义豁免下发放的股份对价，受让方、其前身实体、参与本次交易的任何董事、高级管理人员及其他管理人员、 持“有受让方已发行有表决权权益证券20%或以上（按表决权计算）的任何实益拥有人（该术语定义见《1994证券交易法》第13d-3条规则），及在任何股票对价支付时与受让方相关的任何发起人（该术语定义见《证券法》项下第405条）（以上各项统称为“涵盖人士”），均不存在《证券法》项下第506(d)(1)(i)至(viii)条所描述的任何“不良行为者不合格事件（下称“不合格事件”），但《证券法》项下第506(d)(2)条所涵盖的不合格事件除外。受让方已履行合理审慎义务，以确定： (i) 每位发行人涵盖人士的身份；以及 (ii) 任何发行人涵盖人士是否受限于任何不合格事件。受让方已在适用范围内，遵守了《证券法》项下第506(e)条规定的披露义务。受让方进一步承诺，其关联方将不会以可能将股份对价支付按《D条例》限制整合为同一行为的方式售或出售证券。

With respect to the equity consideration issued under the exemption defined in Regulation D, none of the Transferee, its predecessor entities, any directors, executive officers and other management personnel participating in this transaction, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) that holds 20% or more of the issued voting equity securities of the Transferee (calculated based on voting rights), and any promoter (as defined in Rule 405 under the Securities Act) associated with the Transferee at the time of any payment of the equity consideration (collectively referred to as the "Covered Persons") has been involved in any "bad actor" disqualifying event (hereinafter referred to as the "Disqualifying Event") as described in clauses (i) to (viii) of Rule 506(d)(1) under the Securities Act, except for the Disqualifying Events covered by Rule 506(d)(2) under the Securities Act. The Transferee has exercised reasonable due diligence to determine: (i) the identity of each Issuer Covered Person; and (ii) whether any Issuer Covered Person is subject to any Disqualifying Event. To the extent applicable, the Transferee has complied with the disclosure obligations prescribed in Rule 506(e) under the Securities Act. The Transferee further covenants that its affiliated parties will not offer or sell securities in a manner that may integrate the payment of the equity consideration into a single transaction restricted by Regulation D.

第六章 职工

Chapter VI Employees

第十条 职工

Article 10 Employees

本次股权转让完成时，Rawrr现有全部职工将由受让方继续聘用，聘用条件和待遇原则上参照现有标准并按照有关法律法规执行。之后，Rawrr将按照其经营需要确定用工人数和用工制度等。

All the existing employees of Rawrr will be employed continuously by the transferee. In principle, the terms and welfare of the employment shall refer to existing standards and shall be carried out according to applicable laws. Afterwards, Rawrr shall decide on number of employee and labor system and others based on its operation purpose.

第七章 保密

Chapter VII Confidentiality

第十一条 保密

Article 11 Confidentiality

11.1任意协议方曾向或可能将向其他协议方披露有关其自身业务、财务状况及其他保密事项的秘密与专有资料（包括书面和非书面资料，以下简称“保密资料”）。除另有约定外，接受上述保密资料的协议方应当：

Any party (the “Disclosing Party”) who disclosed or may disclose confidential on its business, financial conditions as well as its proprietary information (including materials in written or verbal, hereinafter referred to as (“Confidential Materials”) to other parties to this Agreement (the “Receiving Parties”), the Receiving Parties who receive Confidential Materials, unless otherwise agreed, shall:

11.1.1除对履行工作职责而需知晓保密资料的己方雇员外，不得向任何第三方披露保密资料。

The Receiving Parties shall keep secret to any Confidential Materials received in connection with the execution of this Agreement and may not disclose any Confidential Materials to any third party except for its own employee who needs to access to the Confidential Materials to perform his or her work duties.

11.2第11.1条不适用于下述资料：

Article 11.1 is not applicable to the following:

11.2.1在披露方向接受方披露之前，接受方已经从当时已存的书面记录获得且书面记录能够证明如此的资料；

Before Disclosing Party discloses the information to Receiving Parties, the receiving party had got the information from written record that is kept in file and the written record can testify such information.

11.2.2非因接受方违反本协议而为公众所知的资料；

Relevant information has been disclosed to the public.

11.2.3接受方从不承担任何保密义务的第三方处获得的资料。

Receiving party disclaims any responsibility to keep secret for the information getting from the third party.

11.3对于曾为本协议一方的任何自然人或法人，即使其因转让在本协议项下的权利和义务而不再作为本协议一方，本协议第七章的规定仍然对其具有法律约束力。

For a natural person or legal person who ever constituted one party to this Agreement, even if he or she is no longer as a party to this Agreement due to transfer of his or her rights and obligations under this Agreement, the Chapter VII in this Agreement is still binding on it.

第八章 违约

Chapter VIII Default

第十二条 违反陈述或保证的责任

Article 12 Liability of Breach of Representations and Warranties

12.1如果协议方的陈述或保证存在任何错误、遗漏对其他协议方签署本协议有或可能有实质性影响的事实，或任何陈述或保证在任何方面是误导性的或不真实的，则其他协议方有权要求违约方全额赔偿因其错误、遗漏、误导性或不实陈述或保证所引起的或因违约方违反任何陈述或保证所引起的任何损失（包括但不限于律师费、诉讼费、仲裁费）。

If there is any mistake or omission in the representations and warranties made by a party to this Agreement, which may materially affect other parties’ decision to sign this Agreement, or representations or warranties, in any aspect, are misleading or untrue, then other parties to this Agreement have right to demand the default party full amount of compensation for any loss(including but not limited to lawyer’s fee, litigation fee and arbitration fee) caused by its mistake, omission, misleading and false representations or warranties or by its breach of its representations and warranties.

12.2对本协议中每一项陈述和保证的解释应是独立的。

Explanation for each of representations and warranties is separated.

12.3为避免歧义，出让方及Rawrr特此无条件且不可撤销地确认，其将对任何违反陈述或保证的行为承担责任。

In order to avoid ambiguity, the transferors and Rawrr hereby unconditionally and irrevocably confirms that it shall be responsible for any breach of the representations and warranties.

第十三条 违约责任

Article 13 Liability of Breach

13.1如果任一协议方有任何违约行为，则该违约方应按本协议和[纽约州]法律的规定向对方承担违约责任。如果多方均出现违约，则由违约一方分别向其他方承担各自违约所引起的损失等和任何其他责任。

If any party to this Agreement commits a breach of the agreement, the default party shall be responsible for the default pursuant to this Agreement and laws of New York State. If multiple parties are in breach of this Agreement, the default party shall be responsible for other parties’ loss and other liability caused by the default.

13.2如果非因受让方故意或重大过失，出让方违反本协议中任何陈述、保证或义务的，出让方除了要赔偿受让方因此遭受的一切直接和间接损失外，还应向受让方赔偿200万美元。

If the transferors violate any representation, warranties or duty, which is not caused by the transferee’s intentional or gross negligence, the transferors shall compensate the transferee USD 2 million in addition to all the direct and indirect loss due to it.

第九章 不可抗力

Chapter IX Force Majeure

第十四条 不可抗力

Article 14 Force Majeure

14.1“不可抗力”指 (i) 任何民事或军事当局的干预、民事或军事暴力或抗命行为、暴乱、叛乱、战争或恐怖主义行为；(ii) 公共骚乱、罢工、劳资纠纷、停工、禁运、封锁或其他工业或劳资纠纷；(iii) 任何火灾、爆炸、地震、洪水、天灾或其他自然灾害或类似天气事件；(iv) 任何大流行病或流行病； (v) 关税；或 (vi) 任何公用事业、计算机（硬件或软件）或通信服务的中断、损失、故障或其他失效，或网络攻击及类似事件。

"Force Majeure" means (i) any intervention by civil or military authorities, civil or military violence or insubordination, riots, insurrections, wars or acts of terrorism; (ii) public disturbances, strikes, labor disputes, lockouts, embargoes, blockades or other industrial or labor-related disputes; (iii) any fires, explosions, earthquakes, floods, acts of God or other natural disasters or similar weather events; (iv) any pandemics or epidemics; (v) customs duties; or (vi) any interruption, loss, breakdown or other failure of public utilities, computers (hardware or software) or communication services, or cyber attacks and similar incidents.

14.2当不可抗力发生时，受此事件影响的协议方的义务以及该方在本协议中受约束的任何期限将在不可抗力发生期间中止，并自动顺延，延长期限与中止期相同，该方无须承担本协议所约定的违约责任。

Upon the occurrence of a Force Majeure Event, the obligations of the Party affected by such event, and any time periods binding such Party under this Agreement, shall be suspended for the duration of the Force Majeure Event and shall automatically be extended for a period equal to the duration of such suspension. Such Party shall not be liable for any breach of this Agreement as stipulated in this Agreement.

14.3主张不可抗力的协议方应立即以书面形式通知其他协议方，并在其后的五(5)个工作日内提供由公证机关出具的不可抗力发生及存续的证据。主张不可抗力的协议方应尽最大努力消除不可抗力的不利影响。

The party to this Agreement, who claims force majeure shall promptly inform other parties in writing of such force majeure event, accompanying with the certification of the occurrence and duration of the force majeure event issued by notary authority within 5 business days after the force majeure happened. The party claiming force majeure shall do its best to remove adverse effects of the force majeure.

第十章 争议的解决

Chapter X Disputes Resolution

第十五条 仲裁

Article 15 Arbitration

凡因本协议（包括其存在、效力或终止）引起或与之相关的双方之间无法友好解决的争议、纠纷或索赔，均应最终依据美国仲裁协会及其附属机构国际争议解决中心的仲裁规则，在纽约市仲裁解决。仲裁庭由一名仲裁员组成。仲裁地点为美国纽约州纽约市，仲裁以英文进行。仲裁裁决为终局裁决，对双方具有约束力。

All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

第十一章 适用法律

Chapter XI Applicable Laws

第十六条 适用法律

Article 16 Applicable Laws

本协议的成立、效力、解释和执行，均适用[纽约州]法律，因本协议而发生的一切争议均应根据纽约州法律裁定。

The conclusion, validity, explanation, implementation of this Agreement shall be governed by the laws of New York State. Any dispute arising from this Agreement shall be adjudicated under the laws of the New York State.

第十二章 其他规定

Chapter XII Miscellaneous

第十七条 放弃

Article 17 Waiver

本协议任何协议方未行使或延迟行使本协议项下的一项权利不应作为对该项权利的放弃；任何单独一次或部分行使一项权利不排除将来对该项权利的再次行使。

Any party to this Agreement fails to or postpone exercising a right under this Agreement shall not be deemed as a waiver to this right; any separate or partial exercise of a right does not exclude the possibility that this right could be exercised one more time in the future.

第十八条 转让

Article 18 Transfer

除非另有规定，未经其他协议方事先书面同意，任何协议方不得全部或部分地转让其在本协议中的任何权利或义务。

Unless otherwise specified, any party shall not transfer its full or partial rights or obligations under this Agreement without other parties prior written consent.

第十九条 修改

Article 19 Amendments

19.1本协议是为各协议方及其各自继受方和受让方的利益而签订的，对他们均有法律约束力。

This Agreement is entered into for the benefit of the parties and their respective recipient and transferee and binding on the parties.

19.2本协议不得以口头形式修改，只有经各协议方签署书面文件表示同意，本协议的修改方可生效。

This Agreement shall not be amended verbally, amendments to this Agreement could become effective only by a written instrument signed by the parties to make it effective.

第二十条 可分性

Article 20 Severability

本协议中任何条款的无效，不影响任何其他条款的有效性。

Should any provisions of this Agreement be invalid, the validity of the remaining provisions of this Agreement shall not be affected.

第二十一条 语言

Article 21 Languages

本协议以中文和英文书就, 可能为监管及沟通目的提供英文翻译件，如出现中英文不一致的，一切以中文为准。

This Agreement is made and executed in both Chinese and English, with the Chinese version being the original. An English translation may be provided for regulatory and communication purposes Chinese text shall prevail in the event of discrepancy between English and Chinese.

第二十二条 效力

Article 22 Validity

本协议是根据各协议方2025年12月5日签订的草签协议并经康迪科技集团有限公司董事会批准后的正式协议，本协议的中英文双语正本一式四（4）份，各协议方各持正本一（1）份，送股东变更管理部门正本一（1）份。

This Agreement is a definitive agreement that entered into based on proposed agreement dated on December 5, 2025 by the parties and after being approved by the board of directors of Kandi Technologies Group, Inc. This Agreement is written in quadruplicate in bilingual (Chinese and English), with each party holding one. One original shall be submitted to administration department handling alternation registration of shareholder, the rest one shall be keep in file by Rawrr.

第二十三条 通知

Article 23 Notice

23.1除非另有规定，协议方向其他协议方发出本协议约定的任何通知或通讯应

以中、英文书写，以信件形式通过速递服务或传真发出。以速递服务递交的通知或通讯，应于递交给速递服务公司五（5）个工作日内予以确认。按本协议规定发出的通知或通讯的生效日为收件的日期。如以传真发出，发出后的第三（3）个工作日应被视为收件日期，但应有传真确认报告为证。

Any notice and other correspondence concerning this Agreement among any party to this Agreement and other parties to this Agreement shall be made in writing delivered by express or fax in the form of letter. Any notice and other correspondence delivered by express shall be acknowledged within 5 business days from it is delivered to courier company. The effective date of the notice or correspondence delivered shall be the date of receipt of it. If by fax, the third business day after delivery shall be deemed as date of receipt and fax acknowledgement shall be deemed as evidence.

23.2一切通知和通讯均应发往下列地址：

Any notice and correspondence shall be delivered to the following address:

出让方通信地址：

The transferor’s correspondence address:

Rawrr Inc.

[xxxxxxxx]

受让方通信地址：

The transferee’s correspondence address:

[xxxxxxxx]

Rawrr通信地址：

Rawrr’s correspondence address:

[xxxxxxxx]

第二十四条 全部协议

Article 24 Agreement as a Whole

本协议构成各协议方关于本协议约定的交易的全部协议，并取代以前各协议方关于本协议项下交易的全部讨论、谈判和协议。

This Agreement shall constitute a full and complete content concerning all the transactions agreed by the parties, and shall replace all the previous discussions , negotiations and agreements, by the parties, relating to transactions under this Agreement.

(以下无正文）

The remainder of this page is intentionally left blank.

各协议方于文首载明的日期签署本协议。以资证明。

IN WITNESS HEREOF, the parties to this agreement have executed this Agreement as of the date first above written.

甲方：康迪科技集团有限公司（受让方）

Party A: KANDI TECHNOLOGIES GROUP, INC. (the Transferee)

盖章

Stamp

授权代表人签字：________________________

Authorized representative’s signature:

乙方：Rawrr Inc的股东（出让方）

Party B: Shareholders of Rawrr Inc. (the transferors)

丙方：Rawrr Inc.（以下简称“Rawrr”）

Party C: Rawrr Inc. (hereinafter referred to as Rawrr)

盖章

Stamp

授权代表人签字：

Authorized representative’s signature: